CONSULTING SERVICES AGREEMENT

This Consulting Services Agreement (the "Agreement") is made effective as January 12, 2011 (the "Effective Date"), by and between Akers Biosciences, Inc., a corporation with its principal place of business located at 201 Grove Road, Thorofare, New Jersey (the "Company") and Nicolette Consulting Group Limited, a corporation with its principal place of business located at 1209 Orange Street, Suite 123, Wilmington, Delaware ("NCG") (the Company and NCG together the "Parties" or individually a "Party").

WHEREAS, the Company is engaged in the business of developing, manufacturing and supplying rapid, point of care screening products for healthcare information; and

WHEREAS, NCG provides consulting services for business development and management; and

WHEREAS, the Company and NCG desire to enter into this Agreement, pursuant to which NCG will provide consulting services to the Company, subject to the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the mutual covenants and obligations contained herein, the Company and NCG, intending to be legally and forever bound, hereby agree as follows:

A.	Engagement

NCG shall provide the Services defined below in Section C herein for the Company, reporting to its Board of Directors ("BofD") (the "Engagement"). The Parties agree that only Thomas A. Nicolette ("TAN"), Managing Director of NCG, shall be assigned to the Engagement in order to provide the Services to the Company. In this capacity, TAN shall fill the position of the Company's President and Chief Executive Officer and/or such other position(s) designated by the Company's BofD and shall serve on the BofD. NCG and TAN agree to devote their best efforts, energies and skill to the full discharge of their duties and responsibilities under this Agreement.

B.	Term

Services under this Agreement shall commence on January 12, 2011 (the "Commencement Date") and shall terminate on January 11, 2014 (the "Scheduled Termination Date"), unless earlier terminated in accordance with the provisions of Section H below (the "Term").

C.	Services to be Performed

1.           During the Term of this Agreement, NCG shall provide business development and management consulting services to the Company pertinent to sales, marketing, manufacturing, management accounting, customer care and investor relations and shall work toward the completion of the following tasks (all, collectively, referred to as the "Services"):

(a)	If approved by the BofD, a public listing of shares on the NASDAQ. In working to achieve this task, NCG must keep Dr. Raymond Akers ("Dr. Akers") fully-apprised and involved with all steps leading up to the public listing and all investor presentations related to the same.

(b)	The achievement of the following business goals:

i.	The aggressive pursuit of one or more acquisitions of companies and/or product lines that are cash-flow positive, and the consummation of those acquisitions to the extent practicable.

11.	The aggressive pursuit of new distribution partners in the United States and international markets.

iii.	Establishment of a direct sales capability in the USA

iv.	Investment into the ketone product market, with a budget to be approved by the Board of Directors (the "BofD").

v.	Investment into the Breath Pulmo Health product line, with a budget to be approved by the BofD.

vi.	The marketing of the lithium test.

(c)	Execute the plans as defined in the secondary fundraise presentation dated January 2011.

(d)	The completion of special projects as directed by the Chairman of the BofD in his sole discretion.

2.           NCG warrants that NCG and TAN will use the highest degree of skill and expertise to professionally accomplish the Services within the Term of this Agreement and to project a positive image of the Company, in accordance with the Company's policies and procedures and applicable law. NCG agrees that it is solely responsible for any intentional errors, acts or omissions of any of its principals, members, officers, employees, agents, and other representatives in performing the Services, including TAN (all, together, "NCG's Personnel").

D.	Compensation for Services

1.           Fees for Services. In consideration of the Services rendered by NCG and NCG's other obligations under this Agreement, the Company shall pay NCG a monthly fee of Twenty Seven Thousand, Nine Hundred Sixteen and 67/100 Dollars ($27,916.67) in compensation for time devoted to the Engagement (the "Monthly Fee"). The initial Monthly Fee shall be due, and each subsequent Monthly Fee shall be paid, on the 5th day of each month during the Term of this Agreement via check tendered by overnight delivery or wire transfer.

2.           Warrants. NCG or TAN shall receive warrant certificates representing the right Of NCG or TAN to purchase shares of the Company's common stock in quantities and terms as first decided by the Company's BofD in its sole discretion (the "Warrants"). Ifthe Warrants are exercised, the Company shall use its reasonable efforts to secure the listing of the Warrant Shares acquired in such exercise on the London Stock Exchange AIM. Within ten (10) Business Days after written request by NCG (which request shall not be made prior to such time that the Warrant is exercised, in full or in part), the Company shall cause an application to be made under Rule 29 of the AIM Rules for admission to trading of such Warrant Shares that were exercised and shall diligently seek approval of such admission, and NCG and TAN shall comply in all respects with the terms thereof.

3.           Reimbursement of Reasonable Business Expenses. The Company shall reimburse NCG for the following reasonable expenses directly attributable to and incurred in connection with the performance of Services due to the Engagement under this Agreement: (a) all reasonable and necessary out-of-pocket expenses and travel expenses, including airfares and train fares (economy class to be booked for travel up to three (3) hours; business class permitted for travel exceeding three (3) hours, rental or leasing fees for use of an automobile (not to exceed $1,000 per month, inclusive of insurance and maintenance), lodging, meals, tolls and customer entertainment; (b) highway mileage in NCG's or personal vehicles at a given number of cents per mile based on the standard set by the IRS; and (c) all reasonable and customary office costs incurred in connection with the performance of Services under the Engagement including postage, office supplies, internet connections, telephone and facsimile charges but excluding office rent and other general overhead expenses, provided that NCG first submits appropriate, written, audit-worthy documentation to the Company supporting such expenses (including receipts) and the Company authorizes the same, which authorization shall not be unreasonably withheld (all, collectively, the "Approved Expenses"). NCG shall use its best judgment to both control and limit the expenses incurred in connection with this Agreement, and to obtain all available discounts, rebates and allowances as would a reasonable business person. Within ten (10) business days of the Commencement Date of this Agreement, the Company shall tender to NCG an advance of Ten Thousand and 00/100 Dollars ($10,000) (the "Advance"), which Advance shall be held in escrow by NCG for the reimbursement of Approved Expenses on a monthly basis after they are first approved by the Company. The Advance shall be replenished by the Company whenever NCG provides documentation to the satisfaction of the Company that the balance has been reduced to at or below Two Thousand Five Hundred and 00/100 Dollars ($2,500). Upon Termination of the Engagement, NCG shall return the Advance, less Approved Expenses, to the Company within ten (10) business days.

4.           NCG acknowledges that the foregoing provisions of this Section D constitute the sole and entire compensation and reimbursements payable to it for the Engagement and the provision of the Services of NCG and TAN, and the Parties specifically agree that no compensation, benefits or other reimbursements of any other nature shall be paid or payable to NCG or TAN as a result of the provision of Services hereunder.

E.	Ownership of Materials

1.           Ownership. All materials, reports, plans, information, ideas, inventions, discoveries, improvements, methods, processes, drawings, renditions, mock-ups, prototypes, creative execution, advertising ideas, creative concepts or other works conceived, created, reduced to practice, delivered or disclosed to the Company or produced or otherwise arising out of the Services, in whole or in part and whether alone or in conjunction with others (whether or not during work hours devoted to the Services) (collectively, the "Creative Materials"), and all rights, title and interests (including copyrights) in and to such Creative Materials throughout the world, are hereby assigned to the Company and shall be the sole and exclusive property of the Company.

2.           Works Made for Hire. All copyrightable works comprising the Creative Materials shall be considered "works made for hire" as defined in the United States Copyright Act, whether published or unpublished, and all rights, title, and interest to all such copyrightable works shall be the exclusive property of the Company, and the Company shall be deemed to be the author and owner of such copyrightable works. NCG shall not distribute the copyrightable works, in part or in entirety, to any third party without the express written consent of the Company.

3.           Disclosure; Cooperation. NCG shall, and shall cause all of NCG's Personnel, including TAN, to promptly disclose all such Creative Materials to the Company, and the Company shall have full power and authority to file any patent or copyright registrations or other intellectual property submissions, applications or registrations throughout the world thereon and to procure and maintain any patents, copyrights or other intellectual property rights thereon. NCG agrees, at the Company's reasonable request and expense, to execute any applications, assignments, instruments and other documents, and perform such acts, as the Company may deem necessary or advisable to confirm and vest in the Company all such rights, title and interests throughout the world in and to such Creative Materials and all intellectual property rights pertaining thereto, and to assist the Company in procuring, maintaining, enforcing and defending such intellectual property rights and protection throughout the world thereon. To the extent not covered by the foregoing, The Company shall have the fully paid-up and irrevocable right to use and disclose freely and for any purpose all information and ideas disclosed by NCG to the Company in performing the Services hereunder.

4.             NCG Obligations. With respect to any Creative Materials, NCG shall and shall cause ail of NCG's Personnel, including TAN, to:

(a)	Treat all information with respect thereto as Confidential Information of the Company;

(b)	Keep complete and accurate records thereof, which records shall be the property of the Company;

(c)	Give to the Company and its attorneys all reasonable and requested assistance in preparing such application;

(d)	From time to time, upon the request and at the expense of the Company, but without payment to NCG or NCG's Personnel by the Company of additional consulting fees, execute all assignment or other instruments required to transfer and assign to the Company (or as it may direct) all Creative Materials, and all patents and applications for patents, copyrights or applications for registration of copyrights, covering such inventions or otherwise required to protect the rights and interests of the Company;

(e)	Testify in any proceedings or litigation as to any Creative Materials; and

(f)	In case the Company shall desire to keep secret any Creative Materials, or shall for any reason decide not to have letters patent applied for thereon, refrain from applying for letters patent thereon.

F.	Confidentiality

1.           Confidential Information. NCG acknowledges that it may be necessary for the Company during the course of the Engagement, to disclose certain confidential and proprietary information ("Confidential Information") to NCG and NCG's Personnel, including TAN, in order for NCG to perform the Services pursuant to this Agreement. NCG and NCG's Personnel, including TAN, shall not disclose or use, at any time either during or after the Term of this Agreement, for their own benefit or for the benefit of any third party, any Confidential Information without the Company's prior written permission except to the extent necessary to perform the Services on the Company's behalf. Confidential Information includes, without limitation:

(a)	The written, printed, graphic or electronically recorded materials furnished by the Company for NCG to use;

(b)	Any written or tangible information stamped "confidential," "proprietary" or with a similar legend or any information that the Company makes reasonable efforts to maintain its secrecy;

(c)	Business, research and development, regulatory and marketing plans, objectives and/or strategies, financial information, corporate initiatives, contractual and business arrangements, customer lists, supplier lists, sales projections, product information, product launch plans, regulatory submissions, pricing information of the Company and its affiliates;

(d)	Information, data, test results, patent applications, clinical methodologies, operating procedures, trade secrets, design formulas, know-how, techniques, analyses, technology, processes, protocols, specifications and instructions relating to the Company's proprietary products, including safety data and reference standards, investigators brochures, documents and reports, computer programs and inventories, discoveries and improvements of any kind, sales projections, product information, pricing information of the Company and its affiliates;

(e)	Information, know-how, trade secrets, materials and tangible property belonging to customers and suppliers of the Company and other third parties who have disclosed such confidential and proprietary information to the Company about whom NCG gained knowledge as a result of providing Services to the Company;

(f)	Any data, deliverables or other work product or information generated or developed by NCG in connection with the performance of Services under this Agreement, including all Creative Materials; and

(g)	Any copies, extracts, notes, or summaries of any information described in clauses (a) through (f).

Notwithstanding any of the foregoing, Confidential Information shall not include any information that:

(a)	is or becomes available in the public domain through no fault of, or act or failure to act on the part of NCG or NCG's Personnel, including TAN;

(b)	is rightfully in NCG's possession at the time of disclosure by the Company, as evidenced by NCG's written records maintained in the ordinary course of business; or

(c)	is obtained, after the Commencement Date, by NCG from any third party that is lawfully in possession of such Confidential Information and not in violation of any contractual or legal obligation with respect to such Confidential Information.

2.           At any time upon request of the Company or upon Termination of this Agreement, NCG shall promptly deliver to the Company: (i) all Confidential Information (and all copies thereof) and all other property (including but not limited to document files, computer disks, keys and keyfobs) furnished to NCG and/or NCG's Personnel, including TAN, by the Company and all other materials prepared by NCG and/or NCG's Personnel, including TAN, containing any Confidential Information; and (ii) a certification that all Confidential Information has been delivered to the Company.

3.           Notwithstanding the return of Confidential Information or the Termination of this Agreement, NCG and NCG's Personnel, including TAN, will continue to be bound by the obligations of confidentiality pursuant to this Section F. In addition to its other legal rights, the Company shall be entitled to temporary and permanent injunctive relief and specific performance to remedy any breach or attempted breach of this Section F of the Agreement, and in the event the Company prevails in any action brought under this Section F, the Company shall also be entitled to recover its reasonable attorney's fees and costs expended in such action from NCG.

G.	Exclusivity

During the term of this Agreement, NCG and TAN shall not provide services to any direct competitor of the Company. Otherwise, there are no restrictions on the business activities of NCG or TAN.

H.	Termination

1.           Generally. This Agreement will terminate automatically: (a) upon the Scheduled Termination Date; (b) upon mutual agreement of the Parties; (c) in the event either Party becomes insolvent or a petition in bankruptcy is filed or any insolvency proceedings are instituted by or against either Party, or either Party liquidates its business; or (d) upon TAN's death.

2.           By TAN's Disability. The Company reserves the right to terminate this Agreement if TAN suffers any physical or mental illness or incapacity that has prevented NCG and TAN from substantially performing any of the Services of the Engagement for a period of ninety (90) continuous calendar days or more during the Term.

3.           By the Company for Cause. The Company may terminate this Agreement for Cause by action of its BofD. For purposes of this Agreement, "Cause" shall mean: (a) TAN's conviction or guilty plea admitting guilt of any felony; (ii) the deliberate engaging by NCG or TAN in fraud or embezzlement which is demonstrably proven and materially injurious to the Company; or (c) NCG's or TAN's refusal to observe or perform any of the terms or provisions of this Agreement, or the Services hereunder, which refusal remains uncured following thirty (30) days prior written notice from the Company. Other than stated above, there are no other acts of commission or omission which meet the definition of "Cause" under this Agreement.

4.           By the Company without Cause. The Company may terminate this Agreement without Cause by action of its BofD. For purposes of this Agreement, "without Cause" shall mean for any reason not stated in H3 above. Upon Termination of this Agreement without Cause, the Company expressly agrees to pay NCG any and all unpaid Monthly Fees or Approved Expenses in full through the Scheduled Termination Date. Such payment in full shall be made within 3 business days of the Termination Date via check tendered by overnight delivery or wire transfer.

5.           Upon Termination of this Agreement, NCG and TAN will cease performing Services and will no longer be authorized to perform any Services on behalf of the Company, except at the express request and approval of the Company's BofD. TAN will resign from all positions on the BofD and NCG will receive any unpaid Monthly Fee or Approved Expenses earned through the Scheduled Termination Date. The Company shall be entitled to a refund or non-payment of a pro rata portion of or the balance of any Monthly Fee previously tendered but not yet earned as of the date of Termination, in addition to the reimbursement of any other prepaid or overpaid expenses and the balance of the Allowance.

I.	Indemnification

1.    The Company hereby agrees to defend, indemnify and hold harmless NCG and NCG's Personnel, including TAN, from and against any and all claims, liabilities, losses, damages, and expenses incurred (including attorneys' fees and disbursements), arising in connection with investigating, preparing for, or defending any action, formal or informal claim, investigation, inquiry or other proceeding, whether or not in connection with pending or threatened litigation which are related to or arise in any manner out of the Engagement, including any legal proceeding in which NCG or NCG's Personnel may be required or agree to participate in, but in which NCG or NCG's Personnel is not a party.

2.           NCG agrees to defend, indemnify and hold the Company harmless from and against any and all claims, liabilities, losses, damages, and expenses arising out of: (a) any breach by NCG or NCG's Personnel, including TAN, of its warranties, representations, covenants and obligations; (b) the gross negligence or willful misconduct of NCG and/or NCG's Personnel, including TAN; and (c) the failure of NCG or any of NCG's Personnel, including TAN, to comply with all legal requirements.

3.           The Parties further agree that they shall not, without the prior written consent of the other Party, settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which defense and/or indemnification may be sought hereunder unless such settlement, compromise or consent includes an unconditional release of the Party seeking defense and/or indemnity from all liability arising out of such claim, action, suit or proceeding.

4.           The Party seeking defense or indemnification hereunder shall: (i) promptly notify the other Party of the matter for which defense or indemnification is sought; (ii) subject to the immediately preceding sentence of this paragraph, provide the other Party with sole control over the defense and/or settlement thereof, including but not limited to the selection of counsel; and (iii) at the request of the Party providing defense and/or indemnification, fully cooperate in the provision of full and complete information and reasonable assistance with respect to the defense of such matter.

5.           Notwithstanding any other provision of this Agreement, TAN shall be individually covered by the same indemnification as described above and Directors and Officers liability insurance as is applicable to other directors and officers of the BofD of the Company.

J.	Survival

The obligations of the Parties pursuant to Sections E, F and I shall survive the Termination of this Agreement, regardless of the reason for such Termination, along with any and all other provisions that expressly provide for survival of Termination.

K.	Relationship of the Parties; Independent Contractor Status

The Parties agree that the relationship created by this Engagement is one of an independent contractor. The Parties further agree that NCG and NCG's Personnel, including TAN, are not and shall not be considered employees of the Company and are not and shall not be entitled to any of the rights and/or benefits that the Company provides for the Company's employees (including any employee pension, health, vacation pay, sick pay or other fringe benefits offered by the Company under plan or practice) by virtue of the Services being rendered by NCG or otherwise. NCG acknowledges and agrees that the Company does not, and shall not, maintain or procure any workers' compensation or unemployment compensation insurance for or on behalf of any of NCG's Personnel, including TAN, and shall make no state temporary disability or family leave insurance payments on behalf of any of NCG's Personnel, including TAN, and NCG agrees that neither NCG nor any of NCG's Personnel, including TAN, will be entitled to these benefits in connection with performance of the Services under this Agreement. NCG acknowledges and agrees that it shall be solely responsible for paying all salaries, wages, benefits and other compensation which NCG's Personnel, including TAN, may be entitled to receive in connection with the performance of the Services under this Agreement. NCG is responsible for all taxes, if any, imposed on it in connection with its performance of Services under this Agreement, including any federal, state and local income, sales, use, excise and other taxes or assessments thereon.

L.	Binding Nature; Assignments

This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors, representatives, administrators, heirs, executors and permitted assigns, except that the duties of TAN are personal and shall not be assigned or subcontracted without the Company's prior written consent and any purported assignment without such written consent shall be deemed void and unenforceable.

M.	Entire Agreement; Amendments

This Agreement contains the entire understanding between the Parties with respect to its subject matter and supersedes all previous negotiations, agreements or understandings between the Parties, whether written or verbal, including but not limited to the Agreement for consulting services executed by the Parties on or about July 21, 2010 (the "2010 Agreement"). This Agreement may not be amended or modified, except in writing, executed by duly authorized representatives of the Parties hereto.

N.	Governing Law; Consent to Jurisdiction and Venue

This agreement shall be governed by and construed in accordance with the laws of New Jersey, without giving effect to principles of conflicts of laws. The Parties agree that any dispute concerning or arising under this Agreement shall be subject to the exclusive jurisdiction of the state and federal courts of the State of New Jersey, and each Party agrees to submit to the personal and exclusive jurisdiction and venue of such courts.

0.	Notices

All notices required or permitted to be delivered under this Agreement shall be in writing and sent to the principal place of business of the Party to whom they are addressed. Notices to NCG shall be delivered to the attention of the Managing Director. Notices to the Company shall be delivered to the attention of the Chairman of the Board. All notices under this Agreement shall be deemed delivered only if sent by overnight mail or courier with return receipt.

P.	Severabilitv

If any provision of this Agreement is found to be invalid or unenforceable for any reason by a court of competent jurisdiction, that provision shall be stricken from this Agreement and that finding shall not invalidate any other terms of this Agreement, which terms shall remain in full force and effect according to the surviving terms of this Agreement. In such an event, the Parties shall negotiate with one another to agree on a provision which the Parties would have agreed if they had known of the defect when they signed this Agreement, in order to achieve the same commercial outcome and objectives of this Agreement that were intended upon its execution.

IN WITNESS WHEREOF, this Agreement has been duly executed by or on behalf of the Parties as of its Effective Date.

Akers Biosciences, Inc.		Nicolette Consulting Group, Limited

Date:		Date:

/s/ Dr. Raymond Akers		/s/ Thomas A. Nicolette
By:	Dr. Raymond Akers	By:	Thomas A. Nicolette
	Executive Chairman of the Board		Managing Director

/s/ Edward Mulhare
By:	Edward Mulhare
Director
Chairman – Compensation Committee

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